Exhibit 4.18

STRATEGIC COLLABORATION AGREEMENT

THIS STRATEGIC COLLABORATION AGREEMENT (the “Agreement”) is made and entered into as of 15 July 2026 (the “Effective Date”) by and between:

Angkasa-X Holdings Corp. (“Angkasa-X”), an international satellite technology company specializing in Low Earth Orbit (LEO) satellite constellations and satellite-based data services;

and

Global Engine Group Holding Limited (“GLE”), a NASDAQ-listed technology company (NASDAQ: GLE) specializing in network infrastructure, digital platforms, and data centre management services.

Angkasa-X and GLE are hereinafter collectively referred to as the “Parties”.

RECITALS

WHEREAS, Angkasa-X has entered into a strategic partnership with Sarawak state agencies, namely the Sarawak Digital Economy Corporation (SDEC) and the Centre of Technical Excellence Sarawak (CENTEXS), announced on October 22, 2024, during IDECS 2024 and witnessed by the Premier of Sarawak;

WHEREAS, under this collaboration with SDEC, SDEC will look into the possibility of establishing the satellite Ground Stations for satellite operation and setting up of Assembly-integration-Testing (AIT) facilities for the development of Sarawak owned satellites to provision Remote-sensing and Telecommunication services as part of the A-SEANSAT and A-SEANLINK Constellations. It will also look into the development of satellite applications & services through the Sarawak Digital and Innovation Ecosystem;

WHEREAS, in May 2026, GLE and Angkasa-X signed a non-binding Memorandum of Understanding (MOU) to explore building a fully integrated “Space-to-Al” digital infrastructure platform, including feasibility studies within three to six months;

WHEREAS, the Parties desire to formalize their collaboration through this Strategic Collaboration Agreement to jointly offer support for an Edge Datacenter linked to a planned Ground Station to be invested in and set up in Sarawak, Malaysia, operating jointly with the SDEC team in Sarawak;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions contained herein, the Parties agree as follows:

ARTICLE 1: PURPOSE AND SCOPE

1.1	Project Name. The Proof of Concept shall be referred to as the “Sarawak Space-to-Al Edge POC” (the “Project”).

1.2	Project Objective. The objective of the Project is to demonstrate a fully integrated “Space-to-Al” infrastructure whereby raw satellite data from Angkasa-X satellites is downloaded directly into a Sarawak-based Ground Station, stored and processed in a colocated Sarawak-based Edge Datacenter, and replicated to hyperscale and state-level data centers, with joint operations involving SDEC.

1.3	Scope of Engagement. The Project shall consist of the following technical workflow:

●	Step 1: Satellite Data Download to Sarawak Ground Station:

Raw satellite data (including EO imagery, AIS / VDES, IoT NTN, multispectral & hyperspectral imaging, SATCOM data, and Al-related datasets) from Angkasa-X satellites operating within the A-SEANLINK and A-SEANSAT constellations shall be downloaded directly into a Ground Station located in Sarawak, Malaysia.

●	Step 2: Sarawak Edge Datacenter “Store and Forward”:

The downloaded raw data shall be stored locally within a 40-foot containerized Edge Datacenter infrastructure located in Sarawak, utilizing secured systems for local sovereign data “store and forward” operations. The Edge Datacenter shall support satellite data processing and Al analytics.

●	Step 3 Data Replication and Forward:

o	Angkasa-X Hyperscale Datacenter: A copy of the data shall be transmitted to Angkasa-X’s hyperscale datacenter.

o	SDEC Data Processing Center: Another copy shall be transmitted to the SDEC Data Processing Center operated by the local joint venture ecosystem in Sarawak.

1.4	Joint Operations with SDEC. The Parties agree to operate and manage the Edge Datacenter functions related to the Project jointly with the SDEC team in Sarawak, in alignment with the existing partnership between Angkasa-X and SDEC and CENTEXS. SDEC’s role shall include facilitating local approvals, data sovereignty compliance, and integration with Sarawak’s Digital and Innovation Ecosystem, consistent with SDEC’s mandate to develop satellite applications and services.

ARTICLE 2: ROLES AND RESPONSIBILITIES

2.1	Angkasa-X Responsibilities. Angkasa-X shall be responsible for:

●	Constructing, operating, and maintaining the Sarawak Ground Station for data download, in furtherance of the SDEC collaboration.

●	Managing the Angkasa-X Hyperscale Datacenter receiving satellite raw data.

●	Facilitating collaboration with SDEC and CENTEXS, including securing necessary approvals, permits, and local operational support in Sarawak.

●	Ensuring compliance with Malaysian and Sarawak space-related regulations and data sovereignty laws.

2.2	GLE Responsibilities. GLE shall be responsible for:

●	Consulting for the design and built of Datacenter faciliites in Sarawak (linked to the Sarawak Ground Station).

●	Advising on the operation plans for the Sarawak Edge Datacenter to Angkasa-X’s hyperscale datacenter and the SDEC Data Processing Center.

●	Collaborating with the SDEC team on joint operations and maintenance of the Sarawak Edge Datacenter.

2.3	Joint Responsibilities. The Parties shall jointly:

●	Conduct feasibility studies as contemplated under the May 2026 MOU.

●	Define key success factors for the project within one hundred eighty (180) days of the Effective Date.

●	Engage with the SDEC team for operational planning, training, and execution in Sarawak, leveraging CENTEXS’ human capital development framework.

●	Share technical knowledge, professional experience, and industry best practices.

ARTICLE 3: GOVERNANCE

3.1	Steering Committee. The Parties shall establish a Steering Committee composed of two (2) representatives from each Party, plus two representative from SDEC. The Steering Committee shall meet bi-weekly to oversee Project execution, resolve disputes, and approve any material changes.

3.2	Project Manager. After the details of work plan are finalised, each Party shall appoint a Project Manager to coordinate day-to-day activities. A joint liaison to SDEC shall be designated.

ARTICLE 4: INTELLECTUAL PROPERTY

4.1	Background IP. Each Party retains all rights to its Background IP.

4.2	Project IP. Intellectual property created solely by one Party during the Project shall be owned by that Party. Jointly created IP shall be jointly owned, with each Party having the right to use such joint IP for its own commercial purposes without accounting to the other, subject to confidentiality obligations.

4.3	Pre-existing Obligations. Nothing in this Agreement shall supersede or limit Angkasa-X’s existing obligations to SDEC under their October 22, 2024 partnership, including SDEC’s role in establishing Ground Stations and AIT facilities for Sarawak-owned satellites.

ARTICLE 5: FINANCIAL TERMS

5.1	Cost Charing. Each Party shall have the right to charge the reasonable costs and expenses incurred in connection with the Project, unless otherwise agreed in writing in a separate binding commercial agreement.

5.2	No Binding Commitment. This Agreement is non-binding with respect to any future commercial arrangement. Any such arrangement shall require a separate definitive agreement.

ARTICLE 6: CONFIDENTIALITY

6.1	Confidential Information. Each Party agrees to treat as confidential all non-public information disclosed by the other Party in connection with this Agreement.

6.2	Term. Confidentiality obligations shall survive termination for three (3) years.

ARTICLE 7: TERM AND TERMINATION

7.1	Term. This Agreement shall commence on the Effective Date and continue for twelve (12) months, unless earlier terminated.

7.2	Termination for Convenience. Either Party may terminate upon thirty (30) days’ written notice.

7.3	Termination for Cause. Either Party may terminate immediately upon material breach not cured within fifteen (15) days.

ARTICLE 8: LIMITATION OF LIABILITY

To the maximum extent permitted by law, neither Party shall be liable to the other for any indirect, consequential, or punitive damages. Each Party’s total aggregate liability shall not exceed a sum equal to 100% of the total fees paid under this Agreement.

ARTICLE 9: GENERAL PROVISIONS

9.1	Governing Law. The laws of Malaysia shall govern this Agreement.

9.2	Dispute Resolution. Disputes shall first be mediated in Kuching, Sarawak. If unresolved, arbitration at the Asian International Arbitration Centre (AIAC) in Kuala Lumpur.

9.3	Independent Contractors. No partnership or joint venture is created, except for the specific collaboration arrangement described herein.

9.4	Entire Agreement. This Agreement supersedes the May 2026 MOU only to the extent covered herein. The MOU remains in effect for matters outside this Agreement.

9.5	Amendments. Must be in writing and signed by both Parties.

[END]

IN WITNESS WHEREOF, the Parties have executed this Collaboration Agreement as of the Effective Date.

For and on behalf of Angkasa-X Holdings Corp.

Name:	Dato’ Dr. Sean, SEAH Kok Wah

Title:	Chairman & CEO

Date:	15 July 2026

Signature:	/s/ Dato’ Dr. Sean, SEAH Kok Wah

For and on behalf of Global Engine Group Holding Limited

Name:	Andrew, LEE Vat Lung

Title:	Chairman & CEO

Date:	15 July 2026

Signature:	/s/ Andrew, LEE Vat Lung

EXHIBIT A - Proposed High-Level Work Plan (to be finalised within 180 days; all the details are subject to final confirmation)

Milestone	Description	Target Completion

1	Finalize POC success criteria with SDEC	[August 2026]

2	Identify and secure site for Sarawak Ground Station + Edge DC	[September 2026]

3	Deploy 40-ft containerized Edge Datacenter in Sarawak	[March 2027]

4	Establish data replication to Angkasa-X hyperscale DC and SDEC Data Processing Center	[June 2027]

5	Demonstrate Al analytics for ≥2 use cases (e.g., agriculture, halal logistics)	[September 2027]

6	POC completion and joint report to Sarawak Premier’s office	[October 2027]